Exhibit 99.3
Filed by Sirenza Pursuant to Rule 14a-12
     Under the Securities Exchange Act of 1934
Subject Company: Sirenza Microdevices, Inc.
Commission File No.: 000-30615
13 August 2007
RFMD Signs Definitive Agreement to Acquire Sirenza Microdevices Inc.
Dear Sirenza Employees,
By now you may be aware of today’s big news. Sirenza has just signed a definitive agreement to be acquired by RFMD, and it’s a pleasure for me to have this opportunity to express our excitement about the acquisition and what it will mean to Sirenza, our customers and our shareholders. The strategic combination of our two companies is based on complementary strengths which, merged together, will create the world’s largest, most diversified and best positioned RF company. Today RFMD is a leading provider of high performance, highly integrated RF solutions for the cellular market. RFMD has also been building capabilities in non cellular markets such as WiMAX, WiFi and the Defense segment; however, these businesses remain a small contributor to RFMD’s overall revenue. The acquisition of Sirenza will provide RFMD a platform upon which to greatly expand its Multi-Market Products Group. Sirenza, as you know, has a rich set of customers and products across a number of diversified end markets such as wireless infrastructure, broadband and CATV, wireless access and aerospace and defense. The expanded addressable market of the combined company will exceed $20 billion.
Combining the strength of RFMD and Sirenza should be excellent news for our employees and our customers. We are strengthening our company, diversifying our business, increasing our geographic reach and combining two strong brands. Both companies enjoy an excellent reputation and we will continue to build upon that strength. Equally important, together, we will have a global RF platform that is unmatched in the industry.
When the acquisition is completed, I will move to Greensboro, North Carolina and lead the new Multi-Market Products Group and John Ocampo will join the RFMD Board of Directors.
We will keep you updated on events as we proceed. Our companies will operate as separate entities as the transaction goes through regulatory review and other closing processes. We currently expect the transaction to close in the fourth quarter of this year. At that time Sirenza would become part of RFMD. In the meantime, please feel free to speak to your supervisor or human resources professional should you have any questions.
John and I would like to personally thank all of you for your contributions to Sirenza’s success over the years. You have made us a profitable, growing, well-respected RF components company. You all should be very proud of our accomplishments and, at the same time, very excited about the opportunity to participate in the future growth of the world’s largest, most diversified and best positioned RF company — RFMD.
Warmest regards,
Bob Van Buskirk and John Ocampo

Additional Information and Where to Find It

RFMD intends to file a registration statement on Form S-4 containing a joint proxy statement/prospectus and related documents in connection with this transaction. Investors are urged to read these filings when they become available because they will contain important information concerning the transaction. Investors may obtain free copies of these documents and other documents filed with the Securities and Exchange Commission at the SEC’s website at www.sec.gov. In addition, RFMD and Sirenza security holders may obtain free copies of documents filed by either company with the Securities and Exchange Commission by contacting the Investor Relations Departments of the companies as indicated at the top of this press release.
RFMD, Sirenza and their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of RFMD and the stockholders of Sirenza in connection with the transaction. Information regarding the special interests of these directors and executive officers in the transaction will be included in the joint proxy statement/prospectus described above. Additional information regarding the directors and executive officers of RFMD is also included in RFMD’s proxy statement for its 2007 Annual Meeting of Shareholders, which was filed with the SEC on June 28, 2007. Additional information regarding the directors and executive officers of Sirenza is also included in Sirenza’s proxy statement for its 2007 Annual Meeting of Stockholders, which was filed with the SEC on April 27, 2007. These documents are available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations Departments of RFMD and Sirenza, respectively, as indicated at the top of this press release.